                                                         Exhibit 11
                                                              to
                                                   Form 10-Q for the Quarterly
                                                   Period Ended June 30, 1997



                             CINCINNATI BELL INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE
    Dollars in millions, except per share amounts; shares in thousands
                                  (Unaudited)



                                                          Three Months         Six Months
                                                          Ended June 30,      Ended June 30,
                                                          --------------      -----------------
                                                          1997       1996       1997      1996
                                                         -------    -------   --------   -------
PRIMARY

Weighted average common shares outstanding                135,737   134,439    135,594    134,091

Net effect of stock options, if dilutive, based on
 the treasury stock method using the average
 market price                                               1,867      3,453      1,972     2,953
                                                           -------    -------    -------  -------
Total shares for computing primary earnings
 per share                                                 137,604    137,892    137,566  137,044
                                                           -------    -------    -------  -------
                                                           -------    -------    -------  -------

Net income                                                 $  54.2    $  44.8    $ 111.4  $  86.5
                                                           -------    -------    -------  -------
                                                           -------    -------    -------  -------
Net income per share                                       $   .39    $   .32    $   .81  $   .63
                                                           -------    -------    -------  -------
                                                           -------    -------    -------  -------

FULLY DILUTED

Weighted average common shares outstanding                 135,737    134,439    135,594   134,091

Net effect of stock options, if dilutive, based on
 the treasury stock method using the greater
 of average or period - end market price                     2,043      3,477      2,099     3,477
                                                           -------    -------    -------  -------

Total shares for computing fully diluted earnings
 per share                                                 137,780    137,916    137,693   137,568
                                                           -------    -------    -------  -------
                                                           -------    -------    -------  -------

Net income                                                 $  54.2    $  44.8    $ 111.4  $  86.5
                                                           -------    -------    -------  -------
                                                           -------    -------    -------  -------

Net income per share                                       $   .39    $   .32    $   .81  $   .63
                                                           -------    -------    -------  -------
                                                           -------    -------    -------  -------